Exhibit 99.1

FOR IMMEDIATE RELEASE

Manhattan Associates Announces Return of Dennis Story as CFO

ATLANTA, (August 1, 2016) – Manhattan Associates, Inc. (NASDAQ: MANH) today announced the reappointment of Dennis Story as executive vice president, chief financial officer and treasurer, effective July 31, 2016. “We are very pleased to have Dennis rejoin the Manhattan team,” said Eddie Capel, president and chief executive officer, Manhattan Associates. “Dennis is an experienced, talented executive and his deep knowledge of our business, industry and investors is invaluable as we strive to continue our exceptional financial performance.”

“I’m fortunate the window to return to Manhattan Associates had not closed,” said Story. “I am excited to rejoin the industry leader in supply chain commerce solutions and look forward to playing an integral role in the company’s long-term growth and success.”

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About Manhattan Associates

Manhattan Associates makes commerce-ready supply chains that bring all points of commerce together so you’re ready to sell and ready to execute. Across the store, through your network or from your fulfillment center, we design, build and deliver market-leading solutions that support both top-line growth and bottom-line profitability. By converging front-end sales with back-end supply chain execution, our software, platform technology and unmatched experience help our customers get commerce ready—and ready to reap the rewards of the omni-channel marketplace. For more information, please visit www.manh.com.

Press Contact:	Amber Freeman Manhattan Associates 678-597-6820

afreeman@manh.com

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